UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2013

LINCOLNWAY ENERGY, LLC
(Exact name of registrant as specified in its charter)

Iowa	000-51764	20-1118105
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

59511 W. Lincoln Highway, Nevada, Iowa		50201
(Address of principal executive offices)		(Zip Code)

515-232-1010
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02    RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

Item 7.01    REGULATION FD DISCLOSURE.

Lincolnway Energy, LLC intends to file its Annual Report for the fiscal year ended September 30, 2013 the week of December 16, 2013. The following are highlights of the information that will be reported.
Net loss was $7.2 million for the year ended September 30, 2013, compared to a net loss of $6.7 million for the year ended September 30, 2012. Revenues were $182.5 million for the year ended September 30, 2013, compared to $169.6 million for the year ended September 30, 2012.
The following is statement of operations data for the years indicated:

Statements of Operations Data:	2013 (unaudited)	2012

Revenues	$182,469,541	$169,567,374
Cost of goods sold	186,301,560	171,827,633
Gross loss	(3,832,019)	(2,260,259)
General and administrative expenses	3,224,382	2,955,565
(Gain) loss on sale or disposal of property and equipment	—	(489,664)
Contract settlement fee	—	1,700,000
Operating loss	(7,056,401)	(6,426,160)
Interest expense	(160,068)	(237,565)
Other income	4,277	6,957
Net loss	$(7,212,192)	$(6,656,768)
Weighted average units outstanding	42,049	42,049
Net loss per unit - basic and diluted	$(171.52)	$(158.31)
Cash distributions per unit	$—	$25.00

Revenues increased in fiscal year 2013 by approximately 7.6%, when compared to the fiscal year 2012. Lincolnway Energy sold approximately 56.8 million gallons of ethanol at an average price of $2.35 per gallon, 156,717 tons of dried distiller’s grains at an average price of $243.66 per ton, and 5,099 tons of wet distiller’s grains at an average price of $111.87 per ton during the fiscal year ended September 30, 2013.  Lincolnway Energy also sold approximately 4,577 tons of corn oil at an average price of $704.48 per ton during the 2013 fiscal year.  The increase in revenues for the fiscal year ended September 30, 2013 resulted from a 2.8% increase in ethanol sales volume and a 2.6% increase in average price for ethanol as compared to the previous fiscal year.
Lincolnway Energy's cost of goods sold for the fiscal year ended September 30, 2013 totaled approximately $186.3 million, which was an increase of 8.4% when compared to fiscal year 2012.  The increase in cost of goods sold for the 2013 fiscal year is primarily due to an 8.8% increase in the average cost of corn per bushel for fiscal year 2013.  Cost of goods sold major components are: corn costs, energy costs, ingredient costs, production labor, repairs and maintenance, process equipment depreciation, and ethanol and distiller's grain freight expense and marketing fees.
Corn costs excluding hedging activity for the fiscal year ended September 30, 2013 totaled approximately $145.6 million, compared to $129.1 million for fiscal year 2012. Approximately 20.1 million bushels of corn was ground during fiscal year 2013 at an average cost of $7.20 per bushel, compared to 19.7 million bushels at an average cost of $6.62 for fiscal year 2012. The increase in bushels ground was due to an increase in production during fiscal year 2013. The increase in corn price is attributed to tight corn supply caused by the drought that the U.S experienced in the summer of 2012. Ethanol yield stayed relatively neutral from fiscal year 2013 compared to 2012. Corn hedging activity includes a combined unrealized and realized net gain of $1.1 million from derivative instruments compared to a $1.0 million combined unrealized and realized net loss for fiscal year 2012.  Corn costs, including the combined unrealized and realized net loss from derivative instruments, represented 77.6% of cost of goods sold for the fiscal year ended September 30, 2013, compared to75.9% of costs of goods sold for fiscal year 2012.

The chart below presents key operating data with our ethanol production for the years indicated:

Operating Data:	2013	2012
Ethanol gallons sold	56,787,729	55,253,090
Average price of ethanol sold ($ per gallon)	$2.35	$2.29
Dry distillers grain sold (tons)	156,717	146,515
Average price of dried distillers grains sold ($ )per ton	$243.66	$218.04
Average corn cost per bushel	$7.20	$6.62

As of September 30, 2013, Lincolnway Energy had $1,936,800 in cash. For the year ended September 30, 2013, $5.0 million was paid on long-term borrowings. Lincolnway Energy also made purchases of $1.2 million of property and equipment during the fiscal year 2013. The majority of the purchases are currently classified as construction in progress.
Lincolnway Energy's output of distiller's grains will be sold to Hawkeye Gold, LLC until December 31, 2013 under the Distiller's Grains Marketing Agreement between Lincolnway Energy and Hawkeye Gold. Lincolnway Energy and Hawkeye Gold mutually agreed to terminate the agreement.
Lincolnway Energy entered into a Distiller’s Grain Off-Take Agreement with Gavilon Ingredients, LLC on December 2, 2013. The Agreement will be effective on January 1, 2014. Under the Agreement, Gavilon is required to purchase all of the distiller’s grains produced at Lincolnway Energy’s ethanol plant. The purchase price will be the corresponding price being paid to Gavilon for the distiller’s grains in question, less certain logistics costs and a service fee. Gavilon is required to use commercially reasonable efforts to achieve the highest price available under prevailing marketing conditions. The Agreement can be terminated after its initial term by either Lincolnway Energy or Gavilon on a 60 days prior written notice. The Agreement can also be terminated for an uncured breach of the Agreement and in the event of the bankruptcy or other similar circumstances with respect to Lincolnway Energy or Gavilon.

Lincolnway Energy presently uses coal as the source for process heat energy. There is currently a notable difference in cost structure between Lincolnway Energy versus the typical dry grind natural gas ethanol plant. This has put Lincolnway Energy at a cost disadvantage to other dry grind ethanol producers. Through collaboration between two entities and a natural gas line provider, Lincolnway Energy is in the process of bringing a natural gas supply to the facility. The means to use the natural gas for process heat is expected to be completed shortly after the gas supply is available in 2015. In addition to the cost benefits of running natural gas, Lincolnway Energy expects to realize other potential benefits such as reduced energy usage, reduced environmental compliance cost, and reduced fly ash disposal cost.
Lincolnway Energy has entered into a contract with ICM, Inc for the purchase and installation of Selective Milling Technology (SMT).. Milling is a mechanical process to break the corn down into smaller particles so that it may be mixed with water and enzymes to further break the corn into usable sugars for fermentation. Lincolnway Energy currently uses hammer mills to mill the corn before it is sent to fermentation. With different components of the corn being of different hardness, the result is a grind of varying particle size. Lincolnway Energy is therefore installing SMT for additional grinding of the harder portions of the corn. SMT is designed to further grind the harder portions of the corn, increasing access to starch and oil in the corn; with a goal of increasing oil recovery and starch conversion with reduced enzyme costs.

Some of the above information may include forward looking statements or information, including regarding financial results and conditions, business trends and business opportunities. Forward looking statements and information are subject to various risks, uncertainties and assumptions, many of which are beyond the control of Lincolnway Energy. Lincolnway Energy cannot guarantee any future results, performance or business conditions. Also, Lincolnway Energy's past business conditions, performance and results are not necessarily indicative of future business conditions, performance or results.

The information contained in this Current Report shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall this Current Report be incorporated by reference into a filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except only as may be expressly set forth by specific reference in any such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LINCOLNWAY ENERGY, LLC

Date: December 3, 2013	By:	/s/ Eric Hakmiller
Eric Hakmiller, President and Chief Executive Officer